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EXHIBIT 2.2

                              CONSULTING AGREEMENT

                            DATED AS OF JULY 1, 2002

                                  BY AND AMONG

                         SOFTWALL EQUIPMENT CORPORATION

                                       AND

                                RANDALL PETERSON

                              CONSULTING AGREEMENT

         THIS AGREEMENT is entered into as of July 1, 2002 (the "Effective Date"), by and between Softwall Equipment, Inc., a Utah corporation (the "Company"), and Randall Peterson ("Consultant"), with reference to the following facts:

         WHEREAS, Company wishes to retain the services of Consultant, and Consultant wishes to be so retained by the Company on the terms hereof;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Consultant hereby agree as follows:

1. SCOPE OF SERVICES. Consultant agrees to perform business development services and provide the Company with financial and operational advice (the "Services"). Consultant will determine the method, details and means of performing the Services, and shall use its best efforts to accomplish the Services within the times and in accordance with any applicable standards of performance required by the Company.

2. TERM AND TERMINATION.

         2.1 The term of this Agreement shall commence as of the Effective Date and continue for one (1) year (the "Term"), unless sooner terminated as set forth herein.

         2.2 The Company and Consultant may mutually agree in writing to terminate this Agreement at any time.

         2.3 Either party may terminate this Agreement immediately if the other party has breached a material term of this Agreement and, after written notice and a reasonable opportunity not to exceed thirty (30) days, the other party fails to cure such breach.

         2.4 Upon expiration or any termination of this Agreement, the Consultant shall promptly deliver to the Company all Confidential Information (defined below) and property belonging to the Company that is in its possession or under its control, and the Consultant shall retain no copies or reproductions of such Confidential Information.

3. COMPENSATION. For the Services rendered by Consultant under this Agreement, the Company shall (1) execute in favor of, and deliver to, the Consultant, a Promissory Note in the amount of $125,000.00, substantially the form attached hereto as Exhibit 1; and (2) issue Consultant 183,411 shares of the Company's common stock.

4. INDEPENDENT CONTRACTOR RELATIONSHIP. This Agreement shall in no way be construed to render the Consultant a partner, joint venturer, agent, or employee of the Company, and the Consultant shall not act or attempt to act or represent itself, directly or by implication, as a partner, joint venturer, agent or employee of the Company. Neither the Consultant nor any of its employees shall have any authority to enter into contracts, make commitments or otherwise bind the Company to any obligations without the Company's prior written consent. The Consultant shall be required to hire its own employees and shall have full and sole responsibility for the payment of all federal, state and local taxes or contributions that are required pursuant to unemployment insurance, social security, income taxes, and workers' compensation statutes, and agrees to indemnify the Company for any liability relating thereto or resulting from the acts, omissions or negligence of the Consultant or its employees or agents arising out of or relating to the Services. It is agreed that neither Consultant nor its employees shall have a claim against the Company by reason of the Services performed under this Agreement for any social security, disability, unemployment, vacation, sick leave, insurance, retirement or any other employment benefits of any kind.



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5. CONFIDENTIALITY AND NON-CIRCUMVENTION.

         (a) The Consultant acknowledges and agrees that it will have access to or be provided with confidential information of the Company. As used herein, the term "Confidential Information" shall mean any and all proprietary or confidential information of the Company, including, without limitation the Company's business plan, business presentation or related proprietary and financial information as well as other confidential or proprietary information of the Company regarding the Company's business, plans, financial results and statements, markets, projected activities, customers and results of operations, requirements and sources, contracts, means, methods and processes of providing services, copyrights, patents, trademarks, trade secrets, and financial information.

         (b) Consultant agrees to keep the Confidential Information in the strictest confidence, and Consultant agrees that it will not, directly or indirectly, publish or disclose, or authorize the publication or disclosure of, or assist any third party in publishing or disclosing, any Confidential Information to anyone other than employees of the Consultant, but only to the extent necessary for the Consultant to perform the Services and subject in each such case to the Consultant's using its best efforts to ensure that the persons to whom Confidential Information is disclosed keep such information confidential and do not use such Confidential Information except for the purposes for which the disclosure is made. Consultant agrees to comply with the Company's policies and regulations, as may be reasonably established from time to time, for the protection of its Confidential Information.

         (c) Consultant's confidentiality obligations shall continue with respect to each item of Confidential Information, including after the termination of this Agreement, until such time as Consultant can show that any such item of Confidential Information (i) has legally and properly entered the public domain through a source other than the Consultant and through no fault of the Consultant, (ii) has legally and properly been received from an unrelated third party through no breach of any agreement with the Company and without an obligation to keep it confidential, or (iii) was known to the Consultant or was in the Consultant's possession, without any obligation to keep it confidential, prior to the receipt of such item of Confidential Information from the Company.

         (d) The Consultant acknowledges that the Confidential Information is of a special, unique and extraordinary character and for that reason the Company will be irreparably damaged in the event that the confidentiality or non-circumvention obligations imposed upon the Consultant, as set forth herein, are not specifically enforced. Accordingly, the Consultant agrees that the Company shall be entitled, at its election, to institute and prosecute proceedings against the Consultant, as set forth herein, in any court of competent jurisdiction, either at law or equity, to: (a) obtain damages for breach of the obligations hereunder; (b) enforce specific performance of said obligations; or (c) both. Such remedies are cumulative and not exclusive and shall be in addition to any and all other remedies which the Company may have, at law or in equity, in the event the Consultant breaches any of its obligations hereunder. The parties hereto confirm that the covenants in this Agreement are expressly deemed to cover acts of negligence and any inadvertent disclosure or violation of the terms herein.

6. MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by the parties hereto.

         (b) BINDING EFFECT, ASSIGNMENT. Neither this Agreement nor any of its provisions are assignable by either of the contracting parties. This Agreement shall insure to the benefit of and be binding upon their respective successors in interest and personal representatives and shall extend to their controlled corporations, partnerships, trusts, proprietorships, affiliates, agents, trustees or executives.



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         (c) NOTICES. All notices, requests, demands, and other communications provided for hereunder shall be in writing (or by telex or facsimile transmission) and shall be deemed to have been duly given:

                  (i) On the date of service if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt acting as confirmation of service when sent and provided that telexed or telecopies notices are also mailed by first class, certified or registered mail, postage prepaid); or

                  (ii) In seventy-two (72) hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed to the address for the receiving party set forth below or at such other address as the party affected may designate in a written notice in compliance with this Section.

         (d) ARBITRATION. Except for matters covered by Section 9 above, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of American Arbitration Association ("AAA") by one or more arbitrators appointed in accordance with said Rules. The place of arbitration shall be Orange County, California. The parties hereby renounce any right of recourse which they may have before the court of any jurisdiction except to obtain preliminary or injunctive relief or enforce an award of the arbitrator.

                  If any award rendered by AAA in accordance with this arbitration clause would not be capable of being executed in the jurisdiction of a party against whom a claim for payment is made or where that party resides or carries on business, neither the award nor the said arbitration clause shall bar a party hereto from taking action before the courts that have jurisdiction over such other party.

         (e) ATTORNEY FEES. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action, as determined by the court or other body having jurisdiction, shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

         (f) SECTION HEADINGS. The various section headings are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

         (g) SEVERABILITY. In the event that any provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

         (h) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement, each of which shall be an original for all purposes.

                            (Signature Page Follows)



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                    (Signature Page to Consulting Agreement)

         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement to be effective as of the date first above written.

SOFTWALL EQUIPMENT CORP.

By:                                         By: /s/ Randall Peterson
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Name:                                             Randall Peterson
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Title:
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    Address:                                Address:
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    Facsimile:                              Facsimile:
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